AMENDMENT TO

DIAMOND HILL CAPITAL MANAGEMENT, INC.

SERVICES AGREEMENT

Amendment made as of November 19, 2015, between Diamond Hill Capital Management, Inc. (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated August 22, 2011, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and the Client wish to enter into this Amendment and be bound by the terms and conditions of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

2.	Addition of Fund to Schedule 5. The following fund shall be added to Schedule 5 of the Agreement:

Diamond Hill High Yield Fund

3.	Schedule 5. Schedule 5 of the Agreement is hereby deleted and shall be replaced with the updated Schedule 5 attached hereto as Appendix 1.

4.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

5.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas E. Line
Name:	Thomas E. Line
Title:	Chief Financial Officer
Date:

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name:	Jay Martin
Title:	President
Date:	11/23/15

Appendix 1

Schedule 5-List of Funds

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Research Opportunities Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Strategic Income Fund

Diamond Hill High Yield Fund